Exhibit 99.1

Antero Resources Announces Drop Down of Water Business to Antero Midstream

Denver, Colorado, September 18, 2015—Antero Resources Corporation (NYSE: AR) (“Antero Resources” or the “Company”) announced today that it has entered into a definitive agreement for Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) to acquire Antero Resources’ integrated water business for an aggregate $1.05 billion in a combination of cash, assumed debt and Antero Midstream common units. In addition, Antero Resources is entitled to receive two potential $125 million earn-out payments at year-end 2019 and 2020 if certain fresh water volumetric delivery targets are met. The acquisition includes Antero Resources’ fresh water delivery business, together with an exclusive right to provide fresh water for Antero Resources’ well completion operations in West Virginia and Ohio, the to-be-constructed advanced wastewater treatment complex, and the exclusive right to provide fluid handling and disposal services for Antero Resources. The acquisition is expected to close on September 23, 2015, subject to the satisfaction of customary closing conditions, including the consummation of the financing described below.

Transaction Details

In consideration for the acquisition, the Partnership has agreed to pay Antero Resources a cash distribution equal to $552 million, less any assumed debt, and issue 23,886,421 common units representing limited partner interests in the Partnership to Antero Resources.  Upon completion of the Partnerships’ concurrent private placement of common units described below, the net proceeds will be paid to Antero Resources and the number of common units issuable to Antero Resources will be reduced by an equivalent number to that issued in the private placement. For tax purposes, Antero Resources elected to receive Antero Midstream units as a portion of the aggregate consideration. Pro forma for the transaction, Antero Resources’ net debt to trailing twelve months EBITDA as of June 30, 2015 would have been reduced to 3.3x. On a consolidated basis, and pro forma for the transaction, Antero Resources would have had approximately $4.3 billion of liquidity as of June 30, 2015.

On September 17, 2015, the Partnership priced the private placement of 12,898,000 common units for gross proceeds to the Partnership of approximately $243 million. The closing of the private placement is subject to the closing of the acquisition and certain other customary conditions, and the private placement is expected to close concurrently with the Partnership’s acquisition of Antero Resources’ water business.  Upon completion of the private placement, the total cash consideration paid by the Partnership to Antero Resources will be $794 million and 10,988,421 common units, respectively, plus the potential earn-out payments described below. The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above. Pro forma for the transaction, Antero Resources will own 116,870,335 combined common and subordinated units, representing approximately 66.5% of the outstanding limited partner interests in Antero Midstream.

Barclays is acting as sole placement agent for the offering.

In conjunction with Antero Midstream’s acquisition of the fresh water delivery business, Antero Resources will enter into a 20-year water services agreement with Antero Midstream covering Antero Resources’ 534,000 net acres in West Virginia and Ohio, with a right of first offer on all future areas of operation. Under the agreement, Antero Resources will pay a fixed fee of $3.69 per barrel in West Virginia and $3.64 per barrel in Ohio for fresh water deliveries by pipeline directly to the well site, subject to annual CPI adjustments.

In connection with the acquisition, Antero Resources will commit to pay a fee on a minimum volume of fresh water deliveries in calendar years 2016 through 2019. Minimum volume commitments are 90,000 barrels per day in 2016, 100,000 barrels per day in 2017 and 120,000 barrels per day in each of 2018 and 2019. Assuming average barrels of water used to complete a Marcellus and Utica well of 250,000 barrels and 275,000 barrels, respectively, and based on an average lateral length of 9,000 feet for 2015, the minimum volume commitment equates to 125 to 135 completions, which is less than the total completions currently targeted for 2016.

Additionally, the transaction includes a total of $250 million of potential earn out payments to be paid to Antero Resources at the end of 2019 and 2020, contingent on meeting specific average volume thresholds. Antero Midstream will pay Antero Resources $125 million if Antero Midstream’s delivered fresh water volumes average 161,000 barrels per day or more between January 1, 2017 and December 31, 2019 and an additional $125 million if Antero Midstream’s delivered fresh water volumes average 200,000 barrels per day or more during the period between January 1, 2018 and December 31, 2020.

No impact to Antero Resources’ operating cash flow is expected as a result of this transaction because fresh water delivery costs are capitalized by Antero Resources as a component of drilling and completion capital, and the fees charged by Antero Midstream will be eliminated upon consolidation.

Water Business Overview

The acquisition includes 100% of Antero Resources’ fresh water delivery business, which consists of two independent systems that deliver water from the Ohio River and other regional water sources for well completions in both the Marcellus and Utica Shales in West Virginia and Ohio. The Marcellus and Utica systems consist of a combined 150 miles of permanent buried pipelines, 80 miles of surface water pipelines, 35 fresh water impoundments with storage capacity of over 5 million barrels and 15,000 horsepower of water pump capacity. As of June 30, 2015, over 300 well completions have utilized Antero Resources’ extensive network of fresh water delivery pipelines since inception, eliminating an estimated 400,000 truck trips and thereby reducing Antero Resources’ overall environmental impact.

In addition, the transaction includes the previously announced to-be-constructed advanced wastewater treatment facility, which will now be funded by Antero Midstream. The wastewater treatment facility is expected to be in service by the fourth quarter of 2017 and will allow Antero Resources to treat and reuse all flowback and produced water rather than permanently dispose of wastewater in water injection wells.

Under the terms of the water services agreement, Antero Resources has agreed to exclusively use Antero Midstream in Ohio and West Virginia, and has granted a right of first offer on all other areas for flowback and produced water services. Antero Resources will pay a fixed fee of $4.00 per barrel for wastewater treatment at the advanced wastewater treatment complex under a 20-year agreement, subject to annual CPI-based adjustments.

The terms of the transaction were approved by the board of directors of Antero Midstream’s general partner, after the conflicts committee of the board of directors of Antero Midstream’s general partner unanimously recommended approval, and the board of directors of Antero Resources, after the special committee of the board of directors of Antero Resources unanimously recommended approval.  The conflicts committee and special committee are each comprised of independent directors. On financial matters, the conflicts committee of the Partnership was advised by Evercore Group LLC and the special committee of Antero Resources was advised by Robert W. Baird & Co. Incorporated. On legal matters, Baker Botts, LLP advised the conflicts committee of the Partnership, Vinson & Elkins LLP advised the special committee of Antero Resources and Latham & Watkins LLP advised Barclays Capital Inc.

For further details on the drop down of Antero Midstream’s integrated water business, please refer to the Antero Midstream press release located at the Partnership’s website at www.anteromidstream.com.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties, as well as water logistics located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.